Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AGROFRESH SOLUTIONS, INC.

AgroFresh Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.The name of the corporation (hereinafter called the “Corporation”) is AgroFresh Solutions, Inc.
2.The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 24, 2013 (the “Certificate”).
3.The Certificate was amended and restated by the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on February 12, 2014, and further amended by the filing of a Second Amended and Restated Certificate of Incorporation on July 31, 2015 (as amended, the “Restated Certificate”).
4.The Restated Certificate is hereby amended by deleting Article SIXTH in its entirety and substituting in lieu thereof the following:
SIXTH:
A.Subject to the rights of the holders of any outstanding series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation, shall be fixed from time to time in the manner provided in the bylaws.
B.The directors of the Corporation, shall hold office until the next annual meeting of the stockholders following their election and until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Notwithstanding any other provision of this Article SIXTH, and except as otherwise required by law, whenever the holders of one or more outstanding series of Preferred Stock have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended Certificate (including any Preferred Stock Designation relating to such series of Preferred Stock).
C.A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Second Amended Certificate, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

D.Subject to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
E.Subject to the rights of the holders of any outstanding series of Preferred Stock, any director, or the entire Board, may be removed from office at any time, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.
5.The amendment of the Restated Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed and acknowledged by the undersigned on this 1st day of June, 2017.

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Name:	Thomas Ermi
Title:	Vice President and General Counsel

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